Transaction Summary 1 • Acquisition adds 11 inpatient rehabilitation hospitals in Texas, Massachusetts, and Ohio with a total of 902 beds. • Reliant generated approx. $249 million of revenue in 2014. • All 11 hospitals are leased, and 7 of the leases are treated as capital leases for accounting purposes. HealthSouth will assume the lease obligations of all 11 acquired hospitals. • $730 million purchase price ― Expect to realize approx. $125 million to $150 million (NPV) tax benefit ― The cash purchase price will be reduced based on any remaining limited partner equity interests at closing (limited partner interests currently aggregated to less than 10% of Reliant). ― Capital lease obligation to be recognized on HealthSouth’s balance sheet upon closing is subject to the final purchase price allocation and is preliminarily estimated at approximately $210 million. • Accretive upon closing ― Reliant generated Adjusted EBITDA of approx. $82 million in 2014. ― The acquisition is expected to be immediately accretive (excluding transaction costs) to earnings per share. • Transaction to be funded with cash on hand and senior debt • Expected to close in 2015 ― Subject to Hart-Scott-Rodino approval and other regulatory approvals • 8 IRFs in Texas • 2 IRFs in Massachusetts • 1 IRF in Ohio

Inpatient Rehabilitation Hospitals Home Health Locations Hospice Locations Pediatrics Locations New Inpatient Rehabilitation Hospitals under development Reliant Hospitals (8-TX, 2– MA, 1-OH) Largest Owner and Operator of Freestanding IRFs 2 Benefits of the Reliant acquisition: • Eight of the hospitals strategically complement existing HealthSouth IRF locations, particularly in Texas. • Opportunity to expand patient care for our recently acquired home health business • Enhance strategic positioning to be the post-acute provider of choice for ACOs, bundling initiatives, and payors seeking geographic coverage/ alternatives The Addition of 11 Reliant Hospitals Expands the Portfolio to 120 IRFs.